News Release

Public Storage

701 Western Avenue

Glendale, CA 91201-2349

PublicStorage.com

For Release	Immediately
Date	October 30, 2018
Contact	Ryan Burke
(818) 244-8080, Ext. 1141

Public Storage Reports Results for the Three and Nine Months Ended September 30, 2018

GLENDALE,  California – Public Storage (NYSE:PSA) announced today operating results for the three and nine months ended September 30, 2018.

Operating Results for the Three Months Ended September 30, 2018

For the three months ended September 30, 2018, net income allocable to our common shareholders was $322.7 million or $1.85 per diluted common share, compared to $279.7 million or $1.61 per diluted common share in 2017 representing an increase of $43.0 million or $0.24 per diluted common share.  The increase is due primarily to (i) a $10.1 million increase in self-storage net operating income (described below), (ii) a $16.1 million increase due to the impact of foreign currency exchange gains and losses associated with our euro denominated debt, (iii) a $14.7 million allocation to preferred shareholders associated with preferred share redemptions in the three months ended September 30, 2017, and (iv) a $7.8 million casualty loss and $5.2 million in incremental tenant reinsurance losses related to Hurricanes Harvey and Irma in the three months ended September 30, 2017.    These impacts were offset partially by a $7.1 million increase in general and administrative expense due to the acceleration of share-based compensation expense accruals for our CEO and CFO in 2018 as a result of their upcoming retirement.

The $10.1 million increase in self-storage net operating income is a result of a $2.5 million increase in our Same Store Facilities (as defined below) and a $7.6 million increase in our Non Same Store Facilities (as defined below).  Revenues for the Same Store Facilities increased 1.2% or $6.6 million in the three months ended September 30, 2018 as compared to 2017, due primarily to higher realized annual rent per occupied square foot.  Cost of operations for the Same Store Facilities increased by 2.8% or $4.1 million in the three months ended September 30, 2018 as compared to 2017, due primarily to increased property taxes.  The increase in net operating income of $7.6 million for the Non Same Store Facilities is due primarily to the impact of 153 self-storage facilities acquired and developed since January 2016.

Operating Results for the Nine Months Ended September 30, 2018

For the nine months ended September 30, 2018, net income allocable to our common shareholders was $958.8 million or $5.50 per diluted common share, compared to $837.5 million or $4.81 per diluted common share in 2017 representing an increase of $121.3 million or $0.69 per diluted common share.  The increase is due primarily to (i) a $35.9 million increase in self-storage net operating income (described below), (ii) our $34.9 million equity share of gains recorded by PS Business Parks in the nine months ended September 30, 2018, (iii) a $57.2 million increase due to the impact of foreign currency exchange gains and losses associated with our euro denominated debt,  (iv) a $29.3 million allocation to preferred shareholders associated with preferred share redemptions in the nine months ended September 30, 2017, and (v) a $7.8 million casualty loss and $5.2 million in incremental tenant reinsurance losses related to Hurricanes Harvey and Irma in the nine months ended September 30, 2017.  These impacts were offset partially by a $28.0 million increase in general and administrative expense due to the acceleration of share-based compensation expense accruals for our CEO and CFO in 2018 as a result of their upcoming retirement and the reversal of share-based compensation accruals forfeited by retiring executives in 2017.

The $35.9 million increase in self-storage net operating income is a result of a $13.7 million increase in our Same Store Facilities and $22.2 million increase in our Non Same Store Facilities.  Revenues for the Same Store Facilities increased 1.6% or $26.6 million in the nine months ended September 30, 2018 as compared to 2017, due primarily to higher realized annual rent per occupied square foot.  Cost of operations for the Same Store Facilities increased by 2.9% or $12.9 million in the nine months ended September 30, 2018 as compared to 2017, due primarily to increased property taxes.  The increase in net operating income of $22.2 million for the Non Same Store Facilities is due primarily to the impact of 153 self-storage facilities acquired and developed since January 2016.

Funds from Operations

For the three months ended September 30, 2018, funds from operations (“FFO”) was $2.66 per diluted common share, as compared to $2.35 in 2017, representing an increase of 13.2%.  FFO is a non-GAAP (generally accepted accounting principles) term defined by the National Association of Real Estate Investment Trusts and generally represents net income before depreciation, gains and losses and impairment charges with respect to real estate assets.

For the nine months ended September 30, 2018, FFO was $7.68 per diluted common share, as compared to $7.00 in 2017, representing an increase of 9.7%.

We also present “Core FFO per share,” a non-GAAP measure that represents FFO per share excluding the impact of (i) foreign currency exchange gains and losses, (ii) EITF D-42 charges related to the redemption of preferred securities, (iii) accelerations of accruals due to the upcoming retirement of our CEO and CFO and reversals of accruals with respect to share-based awards forfeited by retiring senior executive officers and (iv) certain other non-cash and/or nonrecurring income or expense items.  We review Core FFO per share to evaluate our ongoing operating performance and we believe it is used by investors and REIT analysts in a similar manner.  However, Core FFO per share is not a substitute for net income per share.  Because other REITs may not compute Core FFO per share in the same manner as we do, may not use the same terminology or may not present such a measure, Core FFO per share may not be comparable among REITs.

The following table reconciles from FFO per share to Core FFO per share (unaudited):

	Three Months Ended September 30,			Nine Months Ended September 30,
			Percentage			Percentage
	2018	2017	Change	2018	2017	Change

FFO per share	$2.66	$2.35	13.2%	$7.68	$7.00	9.7%
Eliminate the per share impact of
items excluded from Core FFO, including
our equity share from investments:
Foreign currency exchange (gain) loss	(0.01)	0.08		(0.07)	0.26
Application of EITF D-42	-	0.10		-	0.18
Casualty losses and tenant claims due
to hurricanes	-	0.07		-	0.07
Acceleration (reversal) of share-based
compensation expense due to
executive officer retirement	0.04	-		0.13	(0.03)
Other items	0.01	0.01		0.01	-
Core FFO per share	$2.70	$2.61	3.4%	$7.75	$7.48	3.6%

Property Operations – Same Store Facilities

The Same Store Facilities represent those facilities that have been owned and operated on a stabilized level of occupancy, revenues and cost of operations since January 1, 2016.  We review the operations of our Same Store Facilities, which excludes facilities whose operating trends are significantly affected by factors such as casualty events, as well as recently developed or acquired facilities, to more effectively evaluate the ongoing performance of our self-storage portfolio in 2016, 2017 and 2018.  We believe the Same Store information is used by investors and REIT analysts in a similar manner.  The Same Store pool decreased from 2,048 facilities at June 30, 2018 to 2,046 facilities at September 30, 2018. The following table summarizes the historical operating results of these 2,046 facilities (131.2 million net rentable square feet) that represent approximately 82% of the aggregate net rentable square feet of our U.S. consolidated self-storage portfolio at September 30, 2018.

Selected Operating Data for the Same
Store Facilities (2,046 facilities)
(unaudited):
Three Months Ended September 30,				Nine Months Ended September 30,
			Percentage			Percentage
2018		2017	Change	2018	2017	Change

(Dollar amounts in thousands, except for per square foot amounts)
Revenues:
Rental income	$549,234	$542,535	1.2%	$1,607,298	$1,580,888	1.7%
Late charges and administrative fees	25,289	25,434	(0.6)%	73,557	73,375	0.2%
Total revenues (a)	574,523	567,969	1.2%	1,680,855	1,654,263	1.6%

Cost of operations:
Property taxes	59,004	55,822	5.7%	176,501	167,685	5.3%
On-site property manager payroll	28,608	28,530	0.3%	85,066	83,541	1.8%
Supervisory payroll	8,928	9,611	(7.1)%	27,802	29,628	(6.2)%
Repairs and maintenance	11,251	11,407	(1.4)%	31,580	32,262	(2.1)%
Snow removal	-	-	0.0%	2,787	2,216	25.8%
Utilities	10,871	10,697	1.6%	31,238	30,238	3.3%
Advertising and selling	7,814	6,966	12.2%	22,027	21,885	0.6%
Other direct property costs	14,814	14,169	4.6%	44,350	42,670	3.9%
Allocated overhead	10,916	10,877	0.4%	35,075	33,388	5.1%
Total cost of operations (a)	152,206	148,079	2.8%	456,426	443,513	2.9%
Net operating income (b)	$422,317	$419,890	0.6%	$1,224,429	$1,210,750	1.1%

Gross margin	73.5%	73.9%	(0.5)%	72.8%	73.2%	(0.5)%

Weighted average for the period:
Square foot occupancy	94.0%	94.6%	(0.6)%	93.4%	94.1%	(0.7)%
Realized annual rental income per (c):
Occupied square foot	$17.83	$17.49	1.9%	$17.49	$17.08	2.4%
Available square foot (“REVPAF”)	$16.75	$16.54	1.3%	$16.34	$16.07	1.7%
At September 30:
Square foot occupancy				92.1%	93.2%	(1.2)%
Annual contract rent per occupied
square foot (d)				$18.30	$18.04	1.4%

(a)	Revenues and cost of operations do not include ancillary revenues and expenses generated at the facilities with respect to tenant reinsurance and retail sales.
(b)	See attached reconciliation of self-storage net operating income (“NOI”) to operating income.

(c)

Realized annual rent per occupied square foot is computed by dividing annualized rental income, before late charges and administrative fees, by the weighted average occupied square feet for the period.  Realized annual rent per available square foot (“REVPAF”) is computed by dividing annualized rental income, before late charges and administrative fees, by the total available rentable square feet for the period.  These measures exclude late charges and administrative fees in order to provide a better measure of our ongoing level of revenue.  Late charges are dependent upon the level of delinquency and administrative fees are dependent upon the level of move-ins.  In addition, the rates charged for late charges and administrative fees can vary independently from rental rates.  These measures take into consideration promotional discounts, which reduce rental income.

(d)	Contract rent represents the applicable contractual monthly rent charged to our tenants, excluding the impact of promotional discounts, late charges and administrative fees.

The following table summarizes selected quarterly financial data with respect to the Same Store Facilities (unaudited):

	For the Quarter Ended
	March 31	June 30	September 30	December 31	Entire Year

	(Amounts in thousands, except for per square foot amounts)
Total revenues:
2018	$548,116	$558,216	$574,523
2017	$536,618	$549,676	$567,969	$555,164	$2,209,427

Total cost of operations:
2018	$153,532	$150,688	$152,206
2017	$148,577	$146,857	$148,079	$118,261	$561,774

Property taxes:
2018	$58,359	$59,138	$59,004
2017	$55,831	$56,032	$55,822	$32,320	$200,005

Repairs and maintenance, including
snow removal expenses:
2018	$11,523	$11,593	$11,251
2017	$11,684	$11,387	$11,407	$11,969	$46,447

Advertising and selling expense:
2018	$6,516	$7,697	$7,814
2017	$6,792	$8,127	$6,966	$6,794	$28,679

REVPAF:
2018	$15.97	$16.31	$16.75
2017	$15.63	$16.03	$16.54	$16.17	$16.09

Weighted average realized annual
rent per occupied square foot:
2018	$17.30	$17.35	$17.83
2017	$16.79	$16.95	$17.49	$17.37	$17.15

Weighted average occupancy levels
for the period:
2018	92.3%	94.0%	94.0%
2017	93.1%	94.6%	94.6%	93.1%	93.8%

Property Operations – Non Same Store Facilities

The Non Same Store Facilities at September 30, 2018 represent 373 facilities that were not stabilized with respect to occupancies or rental rates since January 1, 2016 or that we did not own as of January 1, 2016.  The following table summarizes operating data with respect to the Non Same Store Facilities (unaudited).  Additional data and metrics with respect to these facilities is included in the MD&A in our September 30, 2018 Form 10-Q.

NON SAME STORE	Three Months Ended September 30,			Nine Months Ended September 30,
FACILITIES	2018	2017	Change	2018	2017	Change

	(Dollar amounts in thousands, except for per square foot amounts)
Revenues:
2018 acquisitions	$1,762	$-	$1,762	$2,288	$-	$2,288
2017 acquisitions	7,409	1,735	5,674	21,385	2,873	18,512
2016 acquisitions	10,031	9,297	734	29,221	26,909	2,312
2016 - 2018 new developments	10,427	5,124	5,303	26,165	11,081	15,084
2013 - 2015 new developments	6,891	6,491	400	19,883	18,440	1,443
Other facilities	55,573	55,622	(49)	163,562	164,649	(1,087)
Total revenues	92,093	78,269	13,824	262,504	223,952	38,552

Cost of operations before depreciation
and amortization expense:
2018 acquisitions	678	-	678	865	-	865
2017 acquisitions	2,478	633	1,845	7,444	1,013	6,431
2016 acquisitions	3,479	3,364	115	10,637	10,348	289
2016 - 2018 new developments	6,391	3,191	3,200	15,383	8,405	6,978
2013 - 2015 new developments	2,120	2,275	(155)	6,317	6,055	262
Other facilities	16,285	15,773	512	48,628	47,154	1,474
Total cost of operations	31,431	25,236	6,195	89,274	72,975	16,299

Net operating income:
2018 acquisitions	1,084	-	1,084	1,423	-	1,423
2017 acquisitions	4,931	1,102	3,829	13,941	1,860	12,081
2016 acquisitions	6,552	5,933	619	18,584	16,561	2,023
2016 - 2018 new developments	4,036	1,933	2,103	10,782	2,676	8,106
2013 - 2015 new developments	4,771	4,216	555	13,566	12,385	1,181
Other facilities	39,288	39,849	(561)	114,934	117,495	(2,561)
Net operating income (a)	$60,662	$53,033	$7,629	$173,230	$150,977	$22,253

(a)	See attached reconciliation of self-storage net operating income (“NOI”) to operating income.

Investing and Capital Activities

During the three months ended September 30, 2018, we acquired eleven self-storage facilities (six in Minnesota, two in Texas and one each in Ohio, South Carolina and Tennessee) with 0.7 million net rentable square feet for $73.8 million. For the nine months ended September 30, 2018, we acquired sixteen self-storage facilities (six in Minnesota, two each in South Carolina, Tennessee and Texas, one each in Indiana, Kentucky, Nebraska and Ohio) with 1.0 million net rentable square feet for $107.8 million. Subsequent to September 30, 2018, we acquired or were under contract to acquire nine self-storage facilities (three in Georgia, two in Colorado, one each in Florida, Indiana,  Oklahoma and Washington) with 0.6 million net rentable square feet for $79.7 million.

During the three months ended September 30, 2018, we completed five newly developed facilities and various expansion projects (0.7 million net rentable square feet) costing $83 million.  For the nine months ended September 30, 2018, we completed sixteen newly developed facilities and various expansion projects (2.4 million net rentable square feet) costing an aggregate of $278 million. At September 30, 2018, we had various facilities in development (1.6 million net rentable square feet) estimated to cost $251 million and various expansion projects (3.8 million net rentable square feet) estimated to cost $346 million.  The remaining $343 million of development costs for these projects is expected to be incurred primarily in the next 18 months.

On July 13, 2018, we received a cash distribution from Shurgard Europe of $145.4 million.

On October 15, 2018, Shurgard Europe completed an initial global offering (the “Offering”), and its shares commenced trading on Euronext Brussels under the “SHUR” symbol.   In the Offering, Shurgard Europe issued 21.7 million of its common shares to third parties at a price of €23 per share.   There is a potential “green shoe” for an additional €75 million in gross proceeds at a price of €23 per share.  Our equity interest, comprised of a direct and indirect pro-rata ownership interest in 31.3 million shares, decreased from 49% to 36.6% as a result of the Offering (35.2% assuming exercise of the “green shoe”).   While we did not sell any shares in the Offering, and we have no current plans to do so, we will record a gain on disposition in the three months ending December 31, 2018, as if we had sold a proportionate share of our investment in Shurgard Europe. Shurgard Europe’s publicly reported information can be obtained on its website, https://corporate.shurgard.eu and on the website of the Luxembourg Stock Exchange, http://www.bourse.lu.

On October 18, 2018, we sold our property in West London to Shurgard Europe for €36.5 million in cash, and will record a gain on disposition in the three months ending December 31, 2018.

Distributions Declared

On October 24, 2018, our Board of Trustees declared a regular common quarterly dividend of $2.00 per common share.  The Board also declared dividends with respect to our various series of preferred shares. All the dividends are payable on December 27, 2018 to shareholders of record as of December 12, 2018.

Third Quarter Conference Call

A conference call is scheduled for October 31, 2018 at 10:00 a.m. (PDT) to discuss the third quarter earnings results.  The domestic dial-in number is (866) 406-5408, and the international dial-in number is (973) 582-2770 (conference ID number for either domestic or international is 6166156). A simultaneous audio webcast may be accessed by using the link at www.publicstorage.com under “Company Info, Investor Relations, News and Events, Events Calendar.”  A replay of the conference call may be accessed through November 14, 2018 by calling (800) 585-8367 (domestic), (404) 537-3406 (international) or by using the link at www.publicstorage.com under “Company Info, Investor Relations, News and Events, Events Calendar.” All forms of replay utilize conference ID number 6166156.

About Public Storage

Public Storage, a member of the S&P 500 and FT Global 500, is a REIT that primarily acquires, develops, owns and operates self-storage facilities. The Company’s headquarters are located in Glendale, California.  At September 30, 2018, we had interests in 2,418 self-storage facilities located in 38 states with approximately 161 million net rentable square feet in the United States and 228 storage facilities located in seven Western European nations with approximately 12 million net rentable square feet operated under the “Shurgard” brand.  We also own a 42% common equity interest in PS Business Parks, Inc. (NYSE:PSB) which owned and operated approximately 28 million rentable square feet of commercial space at September 30, 2018.

Additional information about Public Storage is available on our website, www.publicstorage.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  All statements in this press release, other than statements of historical fact, are forward-looking statements which may be identified by the use of the words “expects,” “believes,” “anticipates,” “should,” “estimates” and similar expressions. These forward-looking statements involve known and unknown risks and uncertainties, which may cause our actual results and performance to be materially different from those expressed or implied in the forward-looking statements.  Factors and risks that may impact future results and performance include, but are not limited to, those described in Part 1, Item 1A, “Risk Factors” in our most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission (the “SEC”) on March 1, 2018 and in our other filings with the SEC and the following: general risks associated with the ownership and operation of real estate, including changes in demand, risk related to development of self-storage facilities, potential liability for environmental contamination, natural disasters and adverse changes in laws and regulations governing property tax, real estate and zoning; risks associated with downturns in the national and local economies in the markets in which we operate, including risks related to current economic conditions and the economic health of our customers; the impact of competition from new and existing self-storage and commercial facilities and other storage alternatives; difficulties in our ability to successfully evaluate, finance, integrate into our existing operations and manage acquired and developed properties; risks associated with international operations including, but not limited to, unfavorable foreign currency rate fluctuations, changes in tax laws, and local and global economic uncertainty that could adversely affect our earnings and cash flows; risks related to our participation in joint ventures; the impact of the regulatory environment as well as national, state and local laws and regulations including, without limitation, those governing environmental, taxes, our tenant reinsurance business and labor, and risks related to the impact of new laws and regulations; risks of increased tax expense associated either with a possible failure by us to qualify as a REIT, or with challenges to the determination of taxable income for our taxable REIT subsidiaries; changes in federal or state tax laws related to the taxation of REITs and other corporations; security breaches or a failure of our networks, systems or technology could adversely impact our business, customer and employee relationships; risks associated with the self-insurance of certain business risks, including property and casualty insurance, employee health insurance and workers compensation liabilities; difficulties in raising capital at a reasonable cost; delays in the development process; ongoing litigation and other legal and regulatory actions which may divert management’s time and attention, require us to pay damages and expenses or restrict the operation of our business; and economic uncertainty due to the impact of war or terrorism. These forward-looking statements speak only as of the date of this press release.  All of our forward-looking statements, including those in this press release, are qualified in their entirety by this statement.  We expressly disclaim any obligation to update publicly or otherwise revise any forward-looking statements, whether as a result of new information, new estimates, or other factors, events or circumstances after the date of this press release, except where expressly required by law.  Given these risks and uncertainties, you should not rely on any forward-looking statements in this press release, or which management may make orally or in writing from time to time, as predictions of future events nor guarantees of future performance.

PUBLIC STORAGE

SELECTED INCOME STATEMENT DATA

(Amounts in thousands, except per share data)

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2018	2017	2018	2017

Revenues:
Self-storage facilities	$666,616	$646,238	$1,943,359	$1,878,215
Ancillary operations	39,752	40,123	118,461	118,005
	706,368	686,361	2,061,820	1,996,220

Expenses:
Self-storage cost of operations	183,637	173,315	545,700	516,488
Ancillary cost of operations	11,907	17,304	33,648	39,611
Depreciation and amortization	124,516	113,320	362,272	334,426
General and administrative	27,429	22,311	90,278	62,331
	347,489	326,250	1,031,898	952,856

Operating income	358,879	360,111	1,029,922	1,043,364

Other income (expense):
Interest and other income	7,020	4,569	18,892	12,722
Interest expense	(8,094)	(2,389)	(24,589)	(4,553)
Equity in earnings of unconsolidated real estate entities	17,771	17,218	90,529	57,235
Gain on real estate investment sales	1,401	-	1,825	975
Foreign currency exchange gain (loss)	2,612	(13,446)	12,738	(44,452)
Casualty loss	-	(7,789)	-	(7,789)
Net income	379,589	358,274	1,129,317	1,057,502
Allocation to noncontrolling interests	(1,562)	(1,600)	(4,491)	(4,684)
Net income allocable to Public Storage shareholders	378,027	356,674	1,124,826	1,052,818
Allocation of net income to:
Preferred shareholders – distributions	(54,080)	(61,055)	(162,238)	(182,457)
Preferred shareholders – redemptions	-	(14,692)	-	(29,330)
Restricted share units	(1,268)	(1,210)	(3,790)	(3,502)
Net income allocable to common shareholders	$322,679	$279,717	$958,798	$837,529

Per common share:
Net income per common share – Basic	$1.85	$1.61	$5.51	$4.83
Net income per common share – Diluted	$1.85	$1.61	$5.50	$4.81
Weighted average common shares – Basic	173,975	173,715	173,933	173,560
Weighted average common shares – Diluted	174,348	174,240	174,240	174,128

PUBLIC STORAGE

SELECTED BALANCE SHEET DATA

(Amounts in thousands, except share and per share data)

	September 30, 2018	December 31, 2017
ASSETS	(Unaudited)

Cash and equivalents	$432,525	$433,376

Operating real estate facilities:
Land and buildings, at cost	15,135,893	14,665,989
Accumulated depreciation	(6,041,262)	(5,700,331)
	9,094,631	8,965,658
Construction in process	253,719	264,441
Investments in unconsolidated real estate entities	619,405	724,173
Goodwill and other intangible assets, net	209,317	214,957
Other assets	138,343	130,287
Total assets	$10,747,940	$10,732,892

LIABILITIES AND EQUITY

Senior unsecured notes	$1,390,080	$1,402,109
Mortgage notes	27,865	29,213
Accrued and other liabilities	409,973	337,201
Total liabilities	1,827,918	1,768,523

Equity:
Public Storage shareholders’ equity:
Cumulative Preferred Shares, $0.01 par value, 100,000,000 shares authorized, 161,000 shares issued (in series) and outstanding,
(161,000 at December 31, 2017) at liquidation preference	4,025,000	4,025,000
Common Shares, $0.10 par value, 650,000,000 shares authorized,
174,059,645 shares issued and outstanding, (173,853,370 shares
at December 31, 2017)	17,406	17,385
Paid-in capital	5,697,308	5,648,399
Accumulated deficit	(760,284)	(675,711)
Accumulated other comprehensive loss	(84,339)	(75,064)
Total Public Storage shareholders’ equity	8,895,091	8,940,009
Noncontrolling interests	24,931	24,360
Total equity	8,920,022	8,964,369
Total liabilities and equity	$10,747,940	$10,732,892

PUBLIC STORAGE

SELECTED FINANCIAL DATA

Computation of Funds from Operations and Funds Available for Distribution

(Unaudited – amounts in thousands)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2018	2017	2018	2017

Computation of FFO per Share:

Net income allocable to common shareholders	$322,679	$279,717	$958,798	$837,529
Eliminate items excluded from FFO:
Depreciation and amortization	124,516	113,320	362,272	334,426
Depreciation from unconsolidated real estate investments	19,615	18,054	58,238	52,635
Depreciation allocated to noncontrolling interests
and restricted share unitholders	(892)	(858)	(2,824)	(2,657)
Gains on sale of real estate investments, including
our equity share from investments	(1,766)	-	(37,530)	(3,077)
FFO allocable to common shares (a)	$464,152	$410,233	$1,338,954	$1,218,856
Diluted weighted average common shares	174,348	174,240	174,240	174,128
FFO per share (a)	$2.66	$2.35	$7.68	$7.00

Reconciliation of Earnings per Share to FFO per Share:

Earnings per share—Diluted	$1.85	$1.61	$5.50	$4.81
Eliminate per share amounts excluded from FFO:
Depreciation and amortization allocable to
common shareholders	0.82	0.75	2.40	2.21
Gains on sale of real estate investments, including
our equity share from investments and other	(0.01)	(0.01)	(0.22)	(0.02)
FFO per share (a)	$2.66	$2.35	$7.68	$7.00

Computation of Funds Available for Distribution ("FAD"):

FFO allocable to common shares	$464,152	$410,233	$1,338,954	$1,218,856
Eliminate effect of items included in FFO but not FAD:
Share-based compensation expense in excess of
cash paid	17,998	12,297	40,987	13,096
Foreign currency exchange (gain) loss	(2,612)	13,446	(12,738)	44,452
Application of EITF D-42, including our equity
share from investments	-	17,552	-	32,190
Less: Capital expenditures to maintain real estate facilities	(40,180)	(28,985)	(93,407)	(82,525)

FAD (a)	$439,358	$424,543	$1,273,796	$1,226,069

Distributions paid to common shareholders and restricted
share units	$349,166	$348,555	$1,047,161	$1,045,140

Distribution payout ratio	79.5%	82.1%	82.2%	85.2%

Distributions per common share	$2.00	$2.00	$6.00	$6.00

(a)

FFO and FFO per share are non-GAAP measures defined by the National Association of Real Estate Investment Trusts and, along with the non-GAAP measure FAD, are considered helpful measures of REIT performance by REITs and many REIT analysts. FFO represents net income before real estate depreciation, gains or losses and impairment charges, which are excluded because they are based upon historical real estate costs and assume that building values diminish ratably over time, while we believe that real estate values fluctuate due to market conditions. FAD represents FFO adjusted to exclude certain non-cash charges and to deduct capital expenditures.  We utilize FAD in evaluating our ongoing cash flow available for investment, debt repayment and common distributions. We believe investors and analysts utilize FAD in a similar manner.  FFO and FFO per share are not a substitute for net income or earnings per share.  FFO and FAD are not substitutes for GAAP net cash flow in evaluating our liquidity or ability to pay dividends, because they exclude investing and financing activities presented on our statements of cash flows.  In addition, other REITs may compute these measures differently, so comparisons among REITs may not be helpful.

PUBLIC STORAGE

SELECTED FINANCIAL DATA

Reconciliation of Self-Storage Net Operating Income to

Operating Income

(Unaudited – amounts in thousands)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2018	2017	2018	2017

Self-storage revenues for:
Same Store Facilities	$574,523	$567,969	$1,680,855	$1,654,263
Non Same Store Facilities	92,093	78,269	262,504	223,952
Self-storage revenues	666,616	646,238	1,943,359	1,878,215

Self-storage cost of operations for:
Same Store Facilities	152,206	148,079	456,426	443,513
Non Same Store Facilities	31,431	25,236	89,274	72,975
Self-storage cost of operations	183,637	173,315	545,700	516,488

Self-storage net operating income for:
Same Store Facilities	422,317	419,890	1,224,429	1,210,750
Non Same Store Facilities	60,662	53,033	173,230	150,977
Self-storage net operating income (a)	482,979	472,923	1,397,659	1,361,727
Ancillary revenues	39,752	40,123	118,461	118,005
Ancillary cost of operations	(11,907)	(17,304)	(33,648)	(39,611)
Depreciation and amortization	(124,516)	(113,320)	(362,272)	(334,426)
General and administrative expense	(27,429)	(22,311)	(90,278)	(62,331)
Operating income on our income statement	$358,879	$360,111	$1,029,922	$1,043,364

(a)

Net operating income or “NOI” is a non-GAAP financial measure that excludes the impact of depreciation and amortization expense, which is based upon historical real estate costs and assumes that building values diminish ratably over time, while we believe that real estate values fluctuate due to market conditions.  We utilize NOI in determining current property values, evaluating property performance, and in evaluating operating trends.  We believe that investors and analysts utilize NOI in a similar manner.  NOI is not a substitute for net income, net operating cash flow, or other related GAAP financial measures, in evaluating our operating results.  This table reconciles from NOI for our self-storage facilities to the operating income presented on our income statement.